Exhibit 10.2

AGREEMENT

THIS AGREEMENT, made effective the 7th day of March, 2012 by and between Derma Sciences, Inc., a business corporation organized under the laws of the Commonwealth of Pennsylvania (“Employer”), and John E. Yetter (“Employee”).

WHEREAS, Employee is currently employed by Employer as its Vice-President and Chief Financial Officer, and

WHEREAS, the parties desire to enter into this Employment Agreement.

NOW, THEREFORE, the parties hereto, in consideration of the mutual promises and covenants herein contained, hereby agree as follows:

1.   Employment. Employer hereby employs Employee, and Employee agrees to be employed by Employer, as Employer’s Vice-President and Chief Financial Officer with such duties appropriate to his office as may be assigned, from time to time, by the Board of Directors of Employer and upon the terms and conditions hereinbelow set forth.

2.   Time and Efforts. Employee will devote substantially all of his business time and efforts to his duties hereunder.

3.   Compensation. During the Term hereof Employer shall pay compensation to Employee as follows:

(a)   Base compensation at the rate of Two Hundred Fifty Thousand Dollars ($250,000.00) per year effective January 1, 2012;

(b)   Bonus, stock options and/or such other incentive compensation as may be determined by Employer’s board of directors upon recommendation of its compensation committee.

Reviews by the compensation committee of Employee’s base compensation and incentive compensation shall be undertaken not less often than annually. The principal criteria utilized by the compensation committee in the conduct of its reviews shall be the extent to which Employer attains its performance objectives and the extent of Employee’s contributions thereto.

5.   Term. This Agreement shall be effective as of the date hereof and shall expire on March 31, 2013 unless sooner terminated pursuant to Sections 6 or 7 hereinbelow or unless renewed or extended by mutual agreement of the parties hereto.

6.   Severance. In the event that Employer, without cause, either terminates the Employment of Employee or fails to renew this Agreement upon expiration hereof, Employer shall pay to Employee severance compensation in the amount of $250,000.00. The severance shall be paid in twelve equal monthly installments of $20,833.33 commencing on the first day of the month following the date of termination or expiration, as applicable. In addition, during the twelve month period following the date of termination or expiration, as applicable, Employer shall provide Employee with the same health care benefits provided by Employer to its active employees at the Employer’s cost.

7.   Change in Control. Within six months of the occurrence of a “change in control” of Employer (defined below), Employee may, but shall have no obligation to, tender his resignation from Employer and receive severance compensation as provided in paragraph 6 above to the same extent as if Employer had terminated Employee without cause as of the date of Employee’s resignation. For purposes of this paragraph, a “change in control” shall be a “change in control event” as defined in accordance with Section 409A of the Internal Revenue Code and the regulations thereunder (“Section 409A”).

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8.   Taxation. Any payments made pursuant to this Agreement shall be subject to any tax or similar withholding requirements under applicable federal, state or local employment or income tax laws or similar statutes or other provisions of law then in effect. This Agreement is intended to comply with the requirements of Section 409A. To the extent that any provision in this Agreement is ambiguous as to its compliance with Section 409A, the provision shall be interpreted in a manner so that no payment due to Employee hereunder shall be deemed subject to an “additional tax” within the meaning of Section 409A(a)(1)(B) of the Code. For purposes of Section 409A, each payment made under this Agreement shall be treated as a separate payment. In addition, the right to a series of installment payments under this Agreement is to be treated as a right to a series of separate payments. Notwithstanding anything contained herein to the contrary, Employer shall not be considered to have terminated employment with Employer for purposes of this Agreement unless Employee has incurred a “termination of employment” from the Company within the meaning of Treasury Regulation §l.409A-l(h)(l)(ii) promulgated under Section 409A. Notwithstanding the foregoing, if applicable and necessary to comply with the restriction in Section 409A(a)(2)(B) of the Code concerning payments to “specified employees,” any payment made to Employee pursuant to this Agreement on account of the Employee’s separation from service that would otherwise be due hereunder within six months after such separation from service shall nonetheless be delayed until the first business day of the seventh month following Employee’s separation from service (or, if earlier, the date of his death). The first payment that can be made to Employee following such period shall include the cumulative amount of any payments or benefits that could not be paid or provided during such period due to the application of Code Section 409A(a)(2)(B)(i). In no event may Employee, directly or indirectly, designate the calendar year of any payment. All reimbursements provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during Employee’s lifetime (or during a shorter period of time specified in this Agreement), (ii) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred, and (iv) the right to reimbursement is not subject to liquidation or exchange for another benefit. Employee further acknowledges that, while this Agreement is intended to comply with Section 409A, any tax liability incurred by Employee under Section 409A is solely the responsibility of Employee.

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9.   Option Exercise Extension. In the event that Employer, without cause, either terminates Employee’s employment or fails to renew this Agreement upon expiration hereof, or in the event Employee tenders his resignation upon a “change in control,” then the period to exercise any option to purchase the securities of Employer of which Employee may be possessed shall be extended to the earlier to occur of (i) the expiration thereof as set forth in the option instrument or (ii) the 10th anniversary of the original date of grant.

10.   Clawback of Bonus and/or Incentive Compensation. In the event that Employer accords to Employee bonus and/or incentive compensation hereunder and in the further event that the financial statements upon which such bonus and/or incentive compensation was predicated contained material errors and/or omissions that served as the basis for, or influenced, the granting of such bonus or incentive compensation, then Employee shall repay to Employer any and all amounts of bonus and/or incentive compensation reasonably attributable to the aforesaid errors or omissions. Repayment of the aforesaid bonus and/or incentive compensation shall be required regardless of whether or not Employee had knowledge of, or participated in, the conduct that resulted in the aforereferenced errors in the Corporation’s financial statements.

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11.   Prior Agreements. This Agreement shall supersede any and all prior agreements between Employer and Employee relating to his employment.

[Signatures on Following Page]

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 IN WITNESS WHEREOF, this Agreement has been executed by Employer and Employee as of the date first hereinabove written.

EMPLOYER:

DERMA SCIENCES, INC.

By:	/s/ Edward J. Quilty
Edward J. Quilty
President and Chief Executive Officer

EMPLOYEE:

By:	/s/ John E. Yetter
John E. Yetter, CPA

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